Exhibit (h)(xvii)

April 30, 2017

ALPS Variable Investment Trust
Board of Trustees
1290 Broadway, Suite 1100
Denver, CO 80203

Re:	ALPS Variable Investment Trust (the “Trust”)

By our execution of this letter agreement (the “Agreement”), among the undersigned parties, ALPS Advisors, Inc. (“ALPS”) and Quantitative Management Associates LLC (“QMA”), with the Trust, ALPS and QMA each agree to waive certain fees that such entity is entitled to receive from, or reimburse certain expenses to be paid by, the ALPS/QMA Market Participation Portfolio, a series of the Trust (the “Portfolio”).

The parties hereby agree that ALPS and QMA shall, in the ratio of 45% assumed by ALPS and 55% assumed by QMA, respectively, reimburse the Portfolio’s expenses by waiving a portion of the investment advisory and/or sub-advisory fees, or reimbursing the Trust to the extent necessary such that Total Annual Fund Operating Expenses (as defined in Form N-1A) (excluding Distribution and/or Services (Rule 12b-1) fees, shareholder service fees, acquired fund fees and expenses, and extraordinary expenses) do not exceed the levels set forth below:

Portfolio	Class I	Class III
ALPS/QMA Market Participation Portfolio	55 bps	55 bps

 ALPS and QMA will be permitted to recover, on a class-by-class basis, expenses each has borne through this letter agreement to the extent that the Portfolio’s expenses in later periods fall below the annual rates set forth in this agreement or in previous letter agreements. Notwithstanding the foregoing, the Portfolio will not be obligated to pay any such deferred fees and expenses more than three years after the end of the fiscal year in which the fee and expenses was deferred.

ALPS and QMA agree that such expense reimbursements and/or fee waivers for the Portfolios will be effective beginning on April 30, 2017, and shall continue through April 29, 2018.

ALPS ADVISORS, INC.

By:	/s/ Thomas A. Carter
Name:	Thomas A. Carter
Title:	President

QUANTITATIVE MANAGEMENT ASSOCIATES LLC

By:	/s/ Kathleen M. Barabas
Name:	Kathleen M. Barabas
Title:	Vice President

Your signature below acknowledges acceptance of this Agreement:

ALPS VARIABLE INVESTMENT TRUST

By:	/s/ Patrick D. Buchanan
Name:	Patrick D. Buchanan
Title:	Treasurer